                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

VISION TWENTY-ONE, INC.
CORPORATE OFFICE
7360 BRYAN DAIRY ROAD, SUITE 200
LARGO, FL 33777-1506
TEL. 727.545.4300
FAX 727.545.4419
WWW.VISION21.COM

                          VISION TWENTY-ONE COMMENTS ON

                       UNEXPLAINED INCREASE IN STOCK PRICE

LARGO, FL - MARCH 8, 2000 - VISION TWENTY-ONE, INC. (NASDAQ: EYES), commented on the unexplained increase in its stock price and share trading volume this morning. The Company indicated there were no new facts or developments which would explain the increase at this time. The Company further stated that a new network access agreement between a subsidiary of the company and, ProVantage Health Services, which was announced today by ProVantage, will not impact Vision Twenty-One's revenues and income in such a manner that would justify the increase. As previously announced on February 10, 2000, under the terms of a definitive merger agreement entered into between Vision Twenty-One, Inc. and OptiCare Health Systems, Inc. ("OptiCare"), subject to satisfaction of certain conditions and closing, Vision Twenty-One stock will be converted to OptiCare stock at an initial exchange ratio of .402 shares of OptiCare stock for each share of Vision Twenty-One. The final exchange ratio will be calculated prior to closing of the merger, in part, on the basis of a subsequent Vision Twenty-One balance sheet determination.

The Shareholders of Vision Twenty-One and OptiCare are advised to carefully read the proxy statement, once it becomes available, which will be mailed to them in the future, prior to forming their decision on whether to vote in favor of the transaction. Additionally, once the proxy is available, shareholders may be able to obtain the proxy statement and any other relevant documents at no charge at the Securities and Exchange web site located at www.sec.gov or by requesting the same from the respective companies.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Vision Twenty-One's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory changes, risks related to the eye care industry, the Company's ability to successfully consummate the merger, finance its operations, and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Vision Twenty-One's filings with the Securities and Exchange Commission.

Vision Twenty-One, Inc. is a vision care company focused on the development of refractive eye laser and surgery centers and managed eye care. The Company is headquartered in Largo, Florida. For more company information visit our Web site www.visiontwentyone.com.

Contact:

Theodore N. Gillette, Chief Executive Officer
Vision Twenty-One, Inc., Largo
727-545-4300 x 52103